Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-296998) of Somnigroup International Inc. and related Proxy Statement/Prospectus for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2026, with respect to the consolidated financial statements and schedule of Somnigroup International Inc., and the effectiveness of internal control over financial reporting of Somnigroup International Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
July 8, 2026